UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2026

INDEPENDENCE POWER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-282541	35-2851106
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14114 N. Dallas Parkway, Suite 200, Dallas, Texas 75254

(Address of principal executive offices) (Zip Code)

(903) 944-7121

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

On April 10, 2026, the Board of Directors (the “Board”) of Independence Power Holdings, Inc. (the “Company”) approved the appointment of Brian Dutton to succeed Scott Stephenson as the Company’s Chief Financial Officer, effective as of April 13, 2026, following Mr. Stephenson’s notice, delivered on April 10, 2026, of his intent to resign as Chief Financial Officer.  Mr. Stephenson will continue to serve the Company as a member of the Board.

Most recently, Mr. Dutton served as Vice President and Chief Financial Officer for Crimson Energy Partners. Prior to joining Crimson, he was the Vice President and Chief Accounting Officer for Vine Energy Inc. from January 2015 until its merger with Expand Energy Corporation in November 2021. From 2012 until joining Vine Energy in 2015, Mr. Dutton served as the Vice President of Finance and Accounting for Silver Creek Oil & Gas and he was employed by Quicksilver Resources where he held various positions in accounting and finance from 2008 to July 2012. He began his finance career with PricewaterhouseCoopers in 1998. Mr. Dutton holds a Bachelor of Science in Finance and Accounting from Oklahoma City University and he is a CPA in the State of Texas.

In connection with his appointment as Chief Financial Officer of the Company, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Dutton. The following summary of the material terms of the Employment Agreement is qualified in its entirety to the full text of the Employment Agreement filed as Exhibit 10.1 hereto and incorporated by reference in this Item 5.02.

Term: Mr. Dutton’s initial employment term is for a period of three years, subject to earlier termination pursuant to the terms of the Employment Agreement, and will automatically extend for a one-year period on April 13, 2029 and on each anniversary thereafter, subject to the option of the Company or Mr. Dutton to terminate the automatic extension upon written notice not less than 60 days prior to the end of the then current employment period.

Base Compensation: The Employment Agreement provides for an initial base salary of $288,750, which may be increased from time to time at the discretion of the Board. Mr. Dutton is entitled to participate in such long-term incentive and/or equity-based incentive compensation programs as may be established and upon the terms and conditions approved by the Board. Mr. Dutton also is entitled to participate in such employee benefit plans and programs of the Company as provided to other similarly situated officers of the Company and as provided in the Employment Agreement.

Termination for Cause, Resignation without Good Reason: If Mr. Dutton’s employment is terminated for “cause” (as defined in the Employment Agreement), including due to death or disability (as defined in the Employment Agreement), or without “good reason” (as defined in the Employment Agreement), Mr. Dutton (or his estate) is entitled only to his unpaid base salary, unreimbursed expenses and any benefits due to him through his date of termination (collectively, “Accrued Obligations”).

Termination without Cause or for Good Reason (Other than Following a Change in Control): If Mr. Dutton is terminated without “cause” (including a non-renewal of his employment term by the Company) or if he terminates his employment for “good reason,” he will be entitled to receive any Accrued Obligations and, in addition, the continuation of his then base salary for a period of 180 days from the date of termination, subject to providing a general release in favor of and in a form satisfactory to the Company.

Indemnification and Insurance: The Employment Agreement contains indemnification and related expense reimbursement provisions in favor of Mr. Dutton in his capacity as an employee of the Company and provides that the Company will maintain officers’ liability insurance for Mr. Dutton on terms no less favorable than any other senior executive officer of the Company, and such coverage will continue or substantially similar tail coverage will be obtained and continue for a period of not less than four (4) years following a Change in Control (as defined in the Employment Agreement).

Restrictive Covenants: The Employment Agreement obligates Mr. Dutton to comply with confidentiality, non-solicitation, non-competition and non-disparagement requirements during his employment term and, in general, for 24 months thereafter.

 Mr. Dutton has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Dutton and any previous or current officers or directors of the Company. There are no arrangements or understandings between Mr. Dutton, on the one hand, and any other persons, on the other hand, pursuant to which Mr. Dutton was selected as a Chief Financial Officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated as of April 13, 2026, by and between Independence Power Holdings, Inc. and Brian Dutton.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENCE POWER HOLDINGS, INC.

Date: April 14, 2026	By:	/s/ Todd Parkin
Todd Parkin Chief Executive Officer

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